Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER 2010 RESULTS
Dallas, Texas (November 9, 2010) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2010.
Third Quarter Financial Results
     For the quarter ended September 30, 2010, consolidated net revenues were $148.8 million compared with $152.4 million in the prior year period. On a year-over-year basis, consolidated net revenues were reduced by $1.9 million due to the deconsolidation of facilities that are now accounted for under the equity method and $1.4 million due to the change in exchange rates. Operating income for the third quarter was $50.0 million as compared with $55.4 million for the prior year period. Operating income margin for the third quarter of 2010 decreased 270 basis points to 33.6% from 36.3% in the prior year period. For the quarter, EBITDA less noncontrolling interests was $44.0 million compared with $49.3 million in the prior year period. Systemwide revenue growth for the third quarter was 7%.
     Impacting results for the quarter, the Company incurred an expense of $6.0 million, as described further below in “Other Items.”
     Cash flows from operating activities for the third quarter totaled $63.2 million compared with $68.5 million for the prior year period. During the third quarter, the Company and its consolidated subsidiaries invested approximately $7.8 million in maintenance capital expenditures and an additional $4.1 million to develop new facilities and expand existing facilities.
Nine-Month Financial Results
     For the nine months ended September 30, 2010, consolidated net revenues were $443.8 million compared with $465.9 million in the prior year nine-month period. On a year-over-year basis, consolidated net revenues were reduced by $13.0 million due to the deconsolidation of facilities that are now accounted for under the equity method. Operating income for the first nine months of 2010 was $159.6 million as compared with $169.1 million for the same period in 2009. Operating income margin for the nine months ended September 30, 2010, decreased 30 basis points to 36.0% from 36.3% in the prior year period. For the first nine months of 2010, EBITDA less noncontrolling interests was $141.6 million compared with $148.5 million in the prior year period.
     Cash flows from operating activities for the nine months September 30, 2010, totaled $142.1 million compared with $145.2 million for the prior year nine-month period. During the first nine months of 2010, the Company and its consolidated subsidiaries invested approximately $15.1 million in maintenance capital expenditures and an additional $14.1 million to develop new facilities and expand existing facilities.
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United Surgical Partners Announces Third Quarter 2010 Results

November 9, 2010
Systemwide Financial Results
     Due in large part to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate all of its facilities. At September 30, 2010, 114 of the 174 facilities the Company operated were not consolidated. To help analyze results of operations, management uses an operating measure called systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates, which increased $2.3 million, or 16%, in the third quarter, is a significant and growing portion of the Company’s overall earnings. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities.
     For the quarter ended September 30, 2010, systemwide net patient services revenues increased 7% to $464.5 million from $434.1 million in the prior year period. This increase was primarily a result of a 5% increase in U.S. same-facility net revenue.
     For the nine months ended September 30, 2010, systemwide net patient services revenues increased 5% to $1.4 billion from $1.3 billion in the prior year nine-month period. This increase was primarily a result of a 4% increase in U.S. same-facility net revenue.
Revenue Analysis
     The systemwide revenues of the facilities operated by the Company increased 5% on a year-over-year basis, while consolidated revenues decreased. Consolidated and unconsolidated revenues were also affected by other transactions and a weakening U.S. dollar. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010
	As Reported		As Reported
	Under GAAP	Unconsolidated	Under GAAP	Unconsolidated
Total revenues, period ended September 30, 2009	$152,381	$293,207	$465,887	$852,679
Add: Revenue from acquired facilities	2,432	10,468	5,839	26,297
Less: Revenue of disposed facilities	—	(2,449)	—	(9,848)
Less: Revenue of deconsolidated facilities	(1,925)	1,925	(13,035)	13,035
Impact of exchange rate	(1,440)	—	(304)	—

Adjusted base period	151,448	303,151	458,387	882,163
(Decrease) increase from operations	(2,907)	23,969	(13,546)	62,975
Non-facility based revenue	249	1,759	(997)	3,212

Total revenues, period ended September 30, 2010	$148,790	$328,879	$443,844	$948,350

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United Surgical Partners Announces Third Quarter 2010 Results

November 9, 2010
Development Activity
     Subsequent to the end of the third quarter, the Company acquired HealthMark Partners Inc., which has an ownership interest in 14 facilities. This transaction is attractive as 11 facilities are in existing markets. For the year, we have acquired or opened 23 facilities.
Other Items
     In the prior year period ended September 30, 2009, the Company’s tax provision includes the recognition of a $31.5 million U.S. income tax benefit. This benefit, which encompasses the Company’s net operating loss carryforwards and most other U.S. deferred tax assets, has been recognized because the Company considers it more likely than not that taxable income will be generated in the future to allow those assets to be realized.
     In October 2010, the Company paid $6.0 million (classified within other operating expenses in the accompanying consolidated statements of income for the three and nine months ended September 30, 2010) in conjunction with resolving a dispute related to the value of a prior year acquisition and obtaining an option to acquire two surgical facilities in the future.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “While we remain pleased with our management of expenses, we continue to focus on volume initiatives to capture additional market share. We also continue to see acquisition opportunities in our existing markets as individual facilities seek the stability of the networks we have created.”
     The live broadcast of USPI’s third quarter conference call will begin at 10:00 a.m. Eastern Time on November 10, 2010. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 190 surgical facilities. Of the Company’s 186 domestic facilities, 127 are jointly owned with not-for-profit healthcare systems. The Company also operates four facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces Third Quarter 2010 Results

November 9, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$148,790	$152,381	$443,844	$465,887

Equity in earnings of unconsolidated affiliates	17,247	14,913	49,754	43,110

Operating expenses:
Salaries, benefits and other employee costs	42,763	44,223	124,226	130,089
Medical services and supplies	24,347	25,451	74,203	76,019
Other operating expenses	28,926	21,210	76,817	69,904
General and administrative expenses	9,626	9,609	27,295	29,708
Provision for doubtful accounts	2,032	2,674	6,351	7,553
Depreciation and amortization	8,294	8,745	25,080	26,610

Total operating expenses	115,988	111,912	333,972	339,883

Operating income	50,049	55,382	159,626	169,114
Interest expense, net	(17,121)	(17,069)	(52,431)	(51,123)
Other, net	476	(8,925)	304	(19,145)

Income before income taxes	33,404	29,388	107,499	98,846
Income tax (expense) benefit	(7,247)	24,123	(24,674)	9,504

Net income	26,157	53,511	82,825	108,350
Less: Net income attributable to noncontrolling interests	(14,309)	(14,807)	(43,079)	(47,207)

Net income attributable to USPI’s common stockholder	$11,848	$38,704	$39,746	$61,143

Supplemental Data:
Facilities operated at period end	174	167	174	167
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United Surgical Partners Announces Third Quarter 2010 Results

November 9, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$60,726	$34,890
Accounts receivable, net of allowance for doubtful accounts of $8,422 and $8,160, respectively	48,087	54,237
Other receivables	20,140	15,246
Inventories	8,951	8,789
Deferred tax assets, net	11,101	16,400
Other	10,593	14,382

Total current assets	159,598	143,944

Property and equipment, net	215,753	198,506
Investments in unconsolidated affiliates	347,120	355,499
Goodwill and intangible assets, net	1,601,825	1,602,187
Other	26,363	25,256

Total assets	$2,350,659	$2,325,392

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$21,701	$23,475
Accrued expenses and other	200,716	210,148
Current portion of long-term debt	29,014	23,337

Total current liabilities	251,431	256,960

Long-term debt	1,036,647	1,048,191
Other liabilities	162,520	158,373

Total liabilities	1,450,598	1,463,524

Noncontrolling interests — redeemable	71,995	63,865

USPI stockholder’s equity	788,126	757,952
Noncontrolling interests — nonredeemable	39,940	40,051

Total equity	828,066	798,003

Total liabilities and equity	$2,350,659	$2,325,392

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United Surgical Partners Announces Third Quarter 2010 Results

November 9, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended September 30,
	2010	2009%	Change
Systemwide statistics (in thousands):
Revenue	$464,453	$434,087	7.0%
Operating income	114,880	112,836	1.8%

Systemwide same-facility statistics(1) (2):
United States
Facility cases	190,277	190,457	(0.1%)
Net revenue/case	$2,235	$2,119	5.5%
Net revenue (in thousands)	$425,206	$403,547	5.4%
Facility operating income margin(3)	26.4%	26.7%	(30) bps

United Kingdom:
Adjusted admissions	5,226	5,668	(7.8%)
Net revenue/adjusted admission	$4,787	$4,794	(0.1%)
Net revenue/adjusted admission (at constant currency translation rates)(4)	$4,787	$4,535	5.6%
Net revenue (in thousands)	$25,016	$27,171	(7.9%)
Facility operating income margin(3)	21.7%	22.7%	(100) bps

Other:
Total consolidated facilities	60	60

EBITDA less noncontrolling interests(5) (in thousands):
GAAP operating income	$50,049	$55,382	(9.6%)
Depreciation and amortization	8,294	8,745

EBITDA	58,343	64,127
Net income attributable to noncontrolling interests	(14,309)	(14,807)

EBITDA less noncontrolling interests	$44,034	$49,320	(10.7%)
Dispute resolution	6,000	—

Adjusted EBITDA	$50,034	$49,320

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using third quarter 2010 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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